Exhibit 99.1

PRO FORMA FINANCIAL INFORMATION

On April 1, 2005, KCS completed its previously-announced purchase of the controlling interest in TFM, S.A. de C.V. (“TFM”) from Grupo TMM, S.A. (“TMM”) (the “Acquisition”) in accordance with the terms of the Amended and Restated Acquisition Agreement dated December 15, 2004 (the “Amended Acquisition Agreement”). As a result, KCS now owns all of the common stock of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.(“Grupo TFM”) and controls all of the shares of TFM entitled to full voting rights.

Under the terms of the Amended Acquisition agreement, KCS acquired all of TMM’s interest in Grupo TFM for $200.0 million in cash, 18 million shares of KCS common stock, promissory notes in the aggregate amount of $47.0 million and a potential payment of $110 million based upon the resolution of both the VAT Claim and the Mexican government’s Put for the TFM shares held by it. The following table illustrates the range of consideration to be paid based on the aforementioned contingencies.

Purchase price:	Minimum	Maximum
Value of 18,000,000 shares of KCS Common (at $16.91 per share) issued at closing	$304.4	$304.4
Cash	200.0	200.0
VAT/Put Contingency (cash or shares)	0.0	110.0
Indemnity Escrow Note	0.0	47.0
Total Purchase Price	$504.4	$661.4

See Note 5 and Note 19 to the Pro Forma Condensed Consolidated Financial Statements for further information.

The following pro forma condensed consolidated financial statements are presented to illustrate the impact of the Acquisition on KCS’s historical financial statements and reflect the effect of the various transactions necessary to consummate the agreements as if the transaction had occurred on January 1, 2004 for income statement purposes for the year ended December 31, 2004 and as of December 31, 2004 for balance sheet purposes. The historical financial statements of Grupo TFM are prepared under the principles of International Financial Reporting Standards (“IFRS”) and include a reconciliation between U.S. Generally Accepted Accounting Principles (“US GAAP”) and IFRS. The Grupo TFM historical financial information included in these pro forma financial statements is reflected under US GAAP and therefore no reconciliation of financial information between US GAAP and IFRS is required for these purposes.

The Company has not completed a fair value appraisal of tangible or intangible assets as of this date. At the time those processes are completed, the allocation of the purchase price could change and may include certain identifiable intangibles assets, such as customer contracts, customer relationships or similar items. For purposes of these pro forma financial statements, the Company has assumed the excess of the purchase price over book value is attributable to concession assets.

The accompanying pro forma information is not necessarily indicative of the actual results of operations that would have been achieved had the acquisition been consummated at January 1, 2004, nor is it necessarily indicative of future results of operations of the combined business. Furthermore, the accompanying pro forma financial information does not reflect any costs which may incurred in integrating the operations of TFM with the Company and does not reflect any impacts that may result from the conforming of the accounting policies of TFM to those of the Company.

The following summarizes selected pro forma financial information of the Registrant assuming the transaction acquiring a controlling interest in Grupo TFM had been completed as of December 31, 2004.

Kansas City Southern
Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2004
(Dollars in Millions, except per share data)
(Unaudited)

				Pro Forma
	KCS	Grupo TFM	Mexrail	Adjustments				Pro
	Historical	Historical	Historical	Debit		Credit		Forma
ASSETS:
Current Assets:
Cash and cash equivalents	$38.6	$14.2	$3.0	$7.5	(3,15)	$7.5	(3)	$55.8
Accounts receivable, net	139.6	209.8	26.2	—		41.1	(11)	334.5
Inventories	48.2	21.7	0.6	—		—		70.5
Other current assets	27.2	7.0	2.5	—		—		36.7

Total current assets	253.6	252.7	32.3	7.5		48.6		497.5

Investments	484.9	8.1	—	10.3	(21)	452.1	(1,11,21)	51.2
Concession rights and related assets	—	1,130.9	—	327.5	(2,8,10)	—		1,458.4
Properties, net	1,424.0	558.7	68.7	18.0	(21)	—		2,069.4
Goodwill	10.6	—	—	—		—		10.6
Restricted funds — escrow account for Grupo TFM acquisition	200.0	—	—	—		200.0	(3)	—
Deferred income taxes and employee’s statutory profit sharing	—	255.1	—	—		—		255.1
Other assets	67.5	29.5	—			50.2	(11,15)	46.8

Total assets	$2,440.6	$2,235.0	$101.0	$363.3		$750.9		$4,389.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Debt due within one year	$9.9	$66.7	$21.8	$21.8	(11)	$—		$76.6
Accounts and wages payable and accrued liabilities	235.9	144.7	26.2	38.8	(11)	—		368.0

Total current liabilities	245.8	211.4	48.0	60.6		—		444.6

Other Liabilities:
Long-term debt	655.8	840.2	—	—		54.5	(3,5,15)	1,550.5
Deferred income taxes	430.9	—	—	—		132.2	(10,21)	563.1
Other non-current liabilities and deferred credits	83.6	25.3	—	—		—		108.9

Total other liabilities	1,170.3	865.5	—	—		186.7		2,222.5

Minority interest	—	353.3	—	—		39.7	(16)	393.0

Stockholders’ Equity
Preferred stock	6.1	—	—	—		—		6.1
Redeemable cumulative convertible perpetual preferred stock	0.4	—	—	—		—		0.4
Common / capital stock	0.6	807.0	—	807.0	(7)	—		0.6
New issue common, $. 01 par	—	—	—	—		0.2	(4)	0.2
Treasury shares and effect on purchase of subsidiary shares	—	(222.0)	—	—		222.0	(7)	—
Retained earnings	861.9	219.8	(10.3)	219.8	(7)	10.3	(7)	861.9
Capital Surplus	155.3	—	63.3	63.3	(7)	304.2	(4)	459.5
Accumulated other comprehensive income (loss)	0.2	—	—	—		—		0.2

Total stockholders’ equity	1,024.5	804.8	53.0	1,090.1		536.7		1,328.9

Total liabilities and stockholders’ equity	$2,440.6	$2,235.0	$101.0	$1,150.7		$763.1		$4,389.0

See notes to pro forma condensed financial statements.

The following summarizes selected pro forma financial information of the Registrant assuming the transaction acquiring a controlling interest in Grupo TFM had been completed as of January 1, 2004

Kansas City Southern
Pro Forma Condensed Consolidated Income Statement
For the Twelve Months Ended December 31, 2004
(Dollars in Millions, except per share data)
(Unaudited)

	KCS	Grupo TFM	MexRail	Pro Forma		Pro
	Historical	Historical(9)	Historical (10)	Adjustments		Forma
Revenues	$639.5	$699.2	$23.8			$1,362.5
Costs and expenses	502.5	482.4	28.9	3.0	(14)	1,016.8
Depreciation and amortization	53.5	88.4	0.9	11.2	(15,21)	154.0

Operating income	83.5	128.4	(6.0)	(14.2)		191.7
Equity in net earnings of unconsolidated affiliates:
Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.	(2.4)	—	—	2.4	(9,21)	—
Other	(2.1)	0.1	—	2.7	(9)	0.7
Interest expense	(44.4)	(111.4)	(0.2)	(6.7)	(5,6)	(162.7)
Debt retirement costs	(4.2)	—	—	—		(4.2)
Other income (expense)	17.6	(22.3)	(0.1)	10.8	(6,21)	6.0

Income (loss) before income taxes	48.0	(5.2)	(6.3)	(5.0)		31.5
Income tax provision (benefit)	23.6	4.7	(1.4)	(1.5)	(10,21)	25.4

Income (loss) before minority interest	24.4	(9.9)	(4.9)	(3.5)		6.1
Minority interest	—	1.6	—	(0.6)	(16,21)	1.0

Net income (loss)	24.4	(8.3)	(4.9)	(4.1)		7.1
Preferred stock dividends	8.7	—	—	—		8.7

Net income available to Common shareholders	$15.7	$(8.3)	$(4.9)	$(4.1)		$(1.6)

Basic Earnings per Common Share:
Net income available to Common shareholders	$0.25					$(0.02)	(12)

Basic Weighted Average Common shares outstanding (in thousands)	62,715			18,000		80,715	(13)

Diluted Earnings per Common share:
Net income available to Common shareholders	$0.25					$(0.02)	(12)

Diluted Weighted Average Common shares outstanding (in thousands)	63,983			18,000		80,715	(13)

See notes to pro forma condensed financial statements.

Kansas City Southern
Notes to Pro Forma Condensed Consolidated Financial Statements

Note 1: Removal of the Equity Investment in Grupo TFM

Pursuant to the Amended and Restated Acquisition Agreement dated December 15, 2004 (the “Amended Acquisition Agreement”), Kansas City Southern (the “Company” or “KCS”) acquired a controlling interest in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (“Grupo TFM”), resulting in the full consolidation of Grupo TFM’s balance sheet into KCS. Accordingly, the equity investment as of December 31, 2004 reflected on the Company’s pro forma condensed consolidated balance sheet would be eliminated.

Note 2: Creation of Identifiable Intangible Assets

Additional identifiable intangibles or goodwill may be recorded as a result of the Grupo TFM acquisition. At December 31, 2004, the current value of the consideration to obtain a controlling interest in Grupo TFM exceeds the current book value of the underlying net assets by approximately $327.5 million, which is reflected on the pro forma condensed consolidated balance sheet as an addition to concession assets. The determination of the increase in concession assets is as follows (in millions):

Purchase price:
Value of 18,000,000 shares of KCS Common (at $16.91 per share)	$304.4
Cash	200.0
VAT/Put Contingency	0.0
Indemnity Escrow Note	47.0

Total Purchase Price	$551.4

Grupo TFM book value of net assets acquired:	$390.3	(i)

Excess of Purchase Price over TFM Net Book Value Acquired	$161.1
KCS Deferred Costs (basis difference and acquisition costs)	41.1
Deferred Tax Asset	125.3

Increase in Concession Assets	$327.5

(i) Amount represents 48.5% of Grupo TFM net book value of $804.8 million as of December 31, 2004.

For purposes of these pro forma financial statements the Company has assumed the excess of the purchase price over book value is attributable to the concession and related assets. The Company has not completed a fair value appraisal of tangible or intangible assets as of this date, and expects to do so during the second quarter of 2005. At the time that valuation process is completed, the allocation of the purchase price is likely to change, and may include certain identifiable intangible assets such as customer relationships or similar items.

TFM has contracts with approximately 120 large customers that account for almost 80% of revenue. Most of those have non-exclusive contracts with TFM with terms of less than three years. The short-term nature of these contracts makes it unlikely that any significant value will be attributed to the contracts. However, some value may be attributed to non-contractual relationships with those customers. Given the nature of customer relationships in the rail industry in general and for TFM in particular, the Company expects that any value that may be assigned to such intangible assets would have a long useful life.

Management’s best estimate of the amount of amortization is included in the pro forma financial statements, and is based on information currently available. Increases or decreases may result from the fair value appraisal valuation. For example, values could be reallocated to assets with shorter lives than the concession assets, and the lives of some asset classes could be extended or shortened. A one-year change in the lives assumed for these pro forma financial statements for all TFM assets would change depreciation and amortization by approximately $2.0 million. The average remaining useful life used for depreciation of the concession assets is 31 years. A reallocation of purchase price amounts to other assets such as customer relationships, which may have shorter periods of amortization, could result in increases in annual amortization as set out in the table below, assuming that there were no offsetting changes in useful lives of other assets.

Annual impact of a potential reallocation of amounts from concession assets to other identifiable intangibles.

	Amortization rates, reflecting
	Potentially shorter periods of amortization
	3.1%	4.0%	5.0%	6.0%	7.0%	8.0%
	In $ millions
$0.0	0.00	0.00	0.00	0.00	0.00	0.00
$10.0	0.00	0.09	0.19	0.29	0.39	0.49
$20.0	0.00	0.18	0.38	0.58	0.78	0.98
$30.0	0.00	0.27	0.57	0.87	1.17	1.47
$40.0	0.00	0.36	0.76	1.16	1.56	1.96
$50.0	0.00	0.45	0.95	1.45	1.95	2.45

Note 3: Cash at Closing — Source of Funds

Consideration for the transaction includes a cash payment of $200 million. On December 22, 2004, the Company funded a restricted escrow account for $200.0 million. This account was subsequently used to fund the Acquisition on April 1, 2005. For purposes of these pro forma financial statements, the payment of $200 million has been funded from the net proceeds of the sale of 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C, (“Convertible Preferred Stock”). The Convertible Preferred Stock offering generated approximately $193.0 million, when it was completed in April 2003. Net of amounts used for operations and expansion, KCS had approximately $170 million available for the acquisition as of January 1, 2004. The remaining $30.0 million in cash consideration, plus amounts to be paid to Morgan Stanley of up to $7.5 million would have been funded from borrowings under the Company’s credit facility.

Holders of the Convertible Preferred Stock are entitled to receive any dividends declared by the Company’s board of directors at the rate of 4.25% per annum, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2003. The dividends are cumulative from the date of initial issuance and accumulated but unpaid dividends cumulate dividends at the annual rate of 4.25%. In addition, the Company will also pay “special dividends” if it fails to comply with certain obligations under a registration rights agreement. Additional information regarding the Convertible Preferred Stock Issuance can be found in the Company’s 2004 Annual Report on Form 10-K.

Note 4: Shares of KCS Common Stock

Grupo TMM, S.A. (“Grupo TMM”) received as consideration for the transaction 18 million shares of KCS Common Stock. This pro forma adjustment reflects the addition to stockholders’ equity of a total of $304.4 million of equity based upon 18 million common shares as part of the initial agreement and assuming a stock price of $16.91 per share. The assumed stock price was derived by averaging the closing price of the Company’s common stock five days before and five days after the announcement of the transaction on December 15, 2004. The total allocation of the new capital as reflected in the pro forma condensed consolidated balance sheet at December 31, 2004 is $0.2 million, which is comprised of 18 million shares of new non-voting common stock with a par value of $.01 per share and $304.2 million, which is reflected as capital surplus representing the value of the stock issued in excess of par.

Note 5: Indemnity Escrow

KCS promissory notes in the aggregate principal amount of $47.0 million will be deposited in an escrow account (the “Indemnity Escrow”) and held, reduced and released in accordance with the terms of an indemnity escrow agreement (the “Indemnity Escrow Agreement”) entered into and effective as of December 15, 2004 by certain parties to the Amended Acquisition Agreement. Based upon information currently available, KCS is not aware of any reductions that should be made pursuant to the Indemnity Escrow Agreement and, accordingly, for purposes of the pro forma condensed consolidated balance sheet at December 31, 2004, the full amount of the Indemnity Escrow has been shown as a note payable and an increase in consideration. The Company will assess the amount to be recorded based upon the terms of the Indemnity Escrow Agreement and the amount likely to be paid under those terms. The Indemnity Escrow may be reduced, pursuant to the indemnification provisions of the Amended Acquisition Agreement, by the amount of certain losses relating to breaches of certain representations and warranties, or any covenant or agreement of Grupo TMM, TMM Holdings, S.A. de C.V. or TMM Multimodal, S.A. de C.V. in that agreement, or any claims relating thereto, or for certain actions by certain persons that constituted a fraud or felonious criminal act or that required KCS approval under the Original Acquisition Agreement that was not obtained. Therefore, the principal amount of the Indemnity Escrow could potentially be reduced to $0.0.

The note bears interest at a rate of 5%. Accordingly, the pro forma condensed consolidated income statements include increased interest expense of $2.4 million for the year ended December 31, 2004.

At KCS’ option, prior to their release, KCS may convert the net amount of the promissory notes into shares of KCS Common Stock. Conversion of the net amount will occur at the Volume Weighted Price (“VWP”) or the average trading price per share for KCS Common Stock on the NYSE, as reported on Bloomberg (VAP function), for the twenty (20) consecutive trading days immediately prior to a measurement date. For purposes of settling the Indemnity Escrow Note, the VWP will be based on the 20 days prior to April 1, 2007. See additional discussion of share price sensitivity in Note 20.

Note 6: Adjustments to interest income and interest expense

In addition to the increase in interest expense related to the Indemnity Escrow Agreement described in Note 5, the pro forma condensed consolidated income statements include the following adjustments to interest income and expense.

The pro forma condensed consolidated income statements for the year ended December 31, 2004 reflect a $1.0 million reduction to interest income (included in other income and expense). This adjustment reflects the fact that, assuming the Acquisition had been consummated as of the beginning of 2004, the Company’s cash balance relating to the issuance of the Convertible Preferred Stock would have been used to fund the $200 million payment described above, and thus, interest income relating to that cash balance would not have been realized.

Had the Acquisition been consummated as of January 1, 2004, cash would not have been applied to pay down $49.3 million of debt during December 2003 and $38.5 million during March 2004. Therefore, an adjustment has been made to the pro forma condensed consolidated income statements to increase interest expense by $3.2 million for the year ended December 31, 2004.

As described in Note 3, the Company would have also incurred additional borrowing to fund the acquisition and certain acquisition costs of approximately $37.5 million. Therefore, an adjustment has been made to the pro forma condensed consolidated income statements to increase interest expense by $1.5 million for the year ended December 31, 2004.

The pro forma condensed consolidated income statement for the year ended December 31, 2004 reflects a $0.4 million reduction to interest expense and interest income (included in other income and expense). This adjustment reflects the fact that, assuming the Acquisition had been consummated as of the beginning of 2004, interest charged by KCS to TexMex (wholly-owned subsidiary of Mexrail) would have been eliminated in consolidation.

Note 7: Elimination of Grupo TFM and Mexrail Stockholders’ Equity

As a result of KCS obtaining a controlling interest in Grupo TFM, Grupo TFM’s assets and liabilities would be consolidated with KCS. Accordingly, Grupo TFM’s stockholders’ equity amounts would be eliminated in the consolidation process.

As a result of KCS obtaining a controlling interest in Mexrail, Mexrail’s assets and liabilities would be consolidated with KCS. Accordingly, Mexrail’s stockholders’ equity amounts would be eliminated in the consolidation process (see also Note 21).

Note 8: Elimination of Equity Basis Difference in Grupo TFM

The calculation of the Company’s net equity in Grupo TFM’s underlying net assets utilizing the Company’s current ownership percentage of approximately 46.6%, as compared to the amount recorded as an investment as of December 31, 2004, results in a basis difference of approximately $14.8 million. This difference in basis results from a number of factors, the most significant of which is the changing ownership interest in Grupo TFM, which produced a difference in investment basis that occurred when TFM, S.A. de C.V. (“TFM”) acquired the Mexican government’s 24.6% interest in Grupo TFM during 2002. This basis difference would have been amortized over time; however, because the Company will obtain a controlling interest in Grupo TFM, the remaining basis difference will be recognized at the date of the Acquisition. The pro forma financial statements as stated herein recognize the elimination of this basis difference as an addition to concession assets on the pro forma condensed consolidated balance sheet.

Note 9: Elimination of Equity Earnings from Grupo TFM and Mexrail

Assuming the contemplated transaction would have been consummated on January 1, 2004 the Company would have consolidated earnings of Grupo TFM and accordingly, the equity in earnings of Grupo TFM would be eliminated. For the seven months ended July 31, 2004, the consolidated Grupo TFM earnings include the earnings of Mexrail. Accordingly, elimination of equity in earnings of Grupo TFM includes elimination of equity in earnings of Mexrail. Because Mexrail was not consolidated by either KCS or TFM for the historical five month period ending December 31, 2004, the pro forma adjustments reflect the elimination of equity in earnings of Mexrail.

Note 10: Provision for Income Taxes / Deferred Income Taxes

The pro forma condensed consolidated income statement reflects the income tax impacts of the pro forma adjustments utilizing an income tax rate of 38.25%, but excluding any consideration of the equity earnings of Grupo TFM and Mexrail, since the Company has not previously provided a tax provision on these amounts.

For the periods presented, the proforma tax calculation is as follows:

December 31,
2004
Pretax pro forma Adjustments (income) expense	$ 5.0
Add back reduction in TFM Equity in Earnings Adjustment	2.4
Add back reduction in Mexrail Equity in Earnings Adjustment	2.7
Add TFM Loss on sale of interest in Mexrail Adjustment	12.2
Net pro forma Adjustments (income) expense subject to tax at 38.25%	$22.3
Tax (benefit) of net adjustments	$ (8.5)
Adjust TFM benefit derived from Mexrail transaction	7.0
Net pro forma tax expense (benefit)	$ (1.5)

In addition, the recognition of additional identifiable intangible assets in the form of concession assets creates an additional deferred tax liability associated with those assets. The pro forma condensed consolidated balance sheet recognizes the deferred tax liability of $132.2 million as of December 31, 2004.

Note 11: Consolidation Eliminations

These pro forma adjustments reflect the elimination of intercompany amounts between the Company, Grupo TFM and Mexrail, assuming the three entities were consolidated for financial reporting purposes.

In addition, there are certain transactions between KCSR, Mexrail and TFM which arise in the normal course of operations. These transactions eliminate within the same line item; therefore, the impact shown in the proforma adjustments is zero and no additional elimination entry is required.

Note 12: Computation of Earnings per Share

Basic earnings per share for purposes of the pro forma condensed consolidated income statement reflect pro forma consolidated net income, less dividends on the Company’s $25 par preferred stock of approximately $242,000 annually, less dividends on the Company’s $1.00 par Convertible Preferred Stock of approximately $8.5 million annually, divided by the weighted average outstanding shares as described in Note 13 below.

Diluted earnings per share for purposes of the pro forma condensed consolidated income statements reflect pro forma consolidated net income, less dividends on the Company’s $25 par preferred stock of approximately $242,000 annually, divided by the weighted average diluted outstanding shares as described in Note 13 below. The assumed conversion of the Company’s $1.00 par Convertible Preferred Stock (convertible into 13,389,121 common shares) would have been anti-dilutive to the pro forma diluted earnings per share computations in the period presented. Accordingly, conversion of preferred shares into common shares was not assumed and these shares were not included in the pro forma diluted earnings per share computation. Total preferred dividends, including the $8.5 million annually on the Company’s $1.00 par Convertible Preferred Stock, however, were subtracted from net income in the computation of the pro forma diluted earnings per share.

Because the transaction contains a number of payments that will be made only on the resolution of significant contingencies, additional disclosure regarding the contingent payments and their impact on both the weighted average shares outstanding and earnings per share is provided in Note 19.

Note 13: Weighted Average Shares Outstanding

The pro forma weighted average basic shares outstanding are calculated beginning with Company historical average basic shares of 62,715,000 for the year ended December 31, 2004 plus 18 million shares assumed to be issued as described in Note 4 above. The pro forma weighted average diluted shares exclude 1,268,000 equivalent shares related to stock options, as their inclusion in the pro forma EPS would have been dilutive.

For the year ended December 31, 2004, the pro forma weighted average diluted shares outstanding are calculated beginning with the Company’s historical average diluted shares of 62,715,000 plus 18 million shares assumed to be issued as described in Note 4 above.

As stated in Note 12 above, the inclusion of the 13,389,121 shares assuming full conversion of the Convertible Preferred Stock into common utilizing a conversion rate of 33.4728 for each share of preferred to common shares would have had an anti-dilutive effect on the computation of pro forma dilutive earnings per share for the period presented.

Note 14: Consulting Agreement

In connection with the transaction, the Company has entered into a consulting agreement, effective upon the closing of the Acquisition, with Jose F. Serrano International Business, S.A. de C.V. (the “Consulting Firm”) with an initial term of three years. In consideration of services provided, the Consulting Firm will receive an annual fee of $3 million in cash. The pro forma condensed consolidated income statement reflects the effect of this transaction as consulting expense.

In addition, upon the resolution of certain disputes with the Mexican government, KCS will pay to the Consulting Firm $9 million. The contingent payment can be settled in either shares of the Company’s stock or cash at the Company’s discretion. No provision has been made in the pro forma condensed consolidated financial statements for the payment of the contingency due to the uncertainty surrounding settlement of the disputes. See also Note 19.

Note 15: Amortization of Identifiable Intangibles — Concession Assets

The transactions as described above result in a net addition to concession assets of approximately $327.5 million as of December 31, 2004. For purposes of the pro forma condensed consolidated income statement presented herein, this balance is amortized over the remaining amortizable life of the concession assets of 31 years. The original concession was acquired in 1997 and GTFM assigned the concession value to the various asset classes including land, way and structures, equipment, etc., typical of a railroad enterprise. This allocation resulted in a weighted average life of the concession assets of 38 years in 1997; therefore, under the straight line method of depreciation, the remaining life of the concession assets at January 1, 2004 would be 31 years. Adjustments have been made to the proforma condensed consolidated financials for additional amortization expense, calculated on a straight-line basis, of approximately $10.6 million for the year ended December 31, 2004.

Approximately $18.8 million related to acquisition costs have been recorded by KCS as other non-current assets. This amount has been reclassified to concession assets as consideration paid in the pro forma condensed consolidated balance sheet as of December 31, 2004. In addition, estimated fees payable to Morgan Stanley of $7.5 million for work currently being performed relating to the acquisition have been included as an increase in consideration paid with a corresponding increase in concession assets and long-term debt at December 31, 2004.

Note 16: Minority Interest

As previously reported, TFM repurchased the Mexican government’s 24.6% interest in Grupo TFM in June 2002. Since the purchase of the Mexican government’s 24.6% interest was completed by Grupo TFM’s subsidiary, TFM, and the fact that the Mexican government also continues to maintain a 20% minority interest in TFM, the Mexican government retained an indirect 4.9448% minority interest in Grupo TFM through its ownership of TFM. The pro forma adjusting entries to minority interest reflect the continuing indirect minority ownership in Grupo TFM by the Mexican government for the period indicated. For the pro forma condensed consolidated balance sheet as of December 31, 2004, an additional $39.7 million of minority interest was added to the pro forma balances representing 4.9448% of Grupo TFM’s net assets. For the pro forma condensed consolidated income statement, the amount of minority interest in Grupo TFM’s US GAAP net income was computed for the period resulting in an adjustment of approximately $0.6 million for the year ended December 31, 2004.

Note 17: VAT Related Matters

The impact of any settlement of the VAT dispute between TFM and the Mexican government on the Company’s consolidated financial statements will be dependent upon the timing and amount of any such settlement. It is expected that the value of any consideration received from the Mexican government from the settlement of the VAT dispute will be recorded as income by TFM and Grupo TFM, net of related income taxes. If a binding agreement is consummated, the proceeds from any settlement received and retained by TFM, including the impacts of any additional consideration as may become payable as discussed below, would impact the Company’s allocation of the purchase price to assets acquired and liabilities assumed, likely impacting amounts otherwise allocable to long-lived assets, including intangibles, as presented herein.

If the VAT dispute is settled, the Company will record in income its proportionate share of any such gain through its consolidation of the operating results of Grupo TFM, based upon its pre-acquisition ownership interest of 46.6%. The portion of any gain attributable to the acquired interest of Grupo TMM would likely constitute a pre-acquisition contingency and not impact the Company’s operating results, but rather would be considered in the allocation of the purchase price to assets acquired and liabilities assumed, likely reducing amounts otherwise allocable to long-lived assets, including intangibles, as presented herein. Any payments to or by the Company related to the settlement of the VAT dispute will be made only on the resolution of significant contingencies; no amounts related to the gain contingency have been included in the pro forma condensed consolidated financial statements.

Note 18: Consideration of the Mexican government’s Put Rights regarding its 20% minority interest in TFM

The provisions of the “Put Agreement” obligate Grupo TFM under certain circumstances to purchase the Put shares and, if Grupo TFM fails to purchase, then KCS and/or Grupo TMM would be obligated to purchase the Mexican government’s 20% minority interest in TFM. As disclosed in the Company’s Form 10-K for the year ended December 31, 2004, the total estimated purchase price of the Mexican government’s minority interest was approximately $468.0 million. The calculation of the purchase price is dependent upon inflationary factors of the Mexican economy and foreign exchange rate factors, which the Company can not predict. While the Company, along with Grupo TFM, is currently exploring financing alternatives, the source and cost any such financing for this obligation is not reasonably determinable at this time.

The purchase of the Mexican government’s shares of TFM is the subject of an ongoing judicial proceeding. On November 3, 2003, the Ministry of Transportation stated in a communication to Grupo TFM that it had complied with the requirements for the exercise of its put rights as set out in the Put Agreements and that all procedures required to execute the sale of the Mexican government’s TFM shares would be made through the Mexican Treasury. Grupo TFM requested that a federal court review the Ministry of Transportation’s communications with respect to the Mexican government’s put rights. On December 16, 2003, the Fourth Administrative District Court issued an injunction ordering Grupo TFM, the Ministry of Transportation and the Treasury to maintain the status quo pending judicial resolution of the dispute. Additionally, Grupo TFM requested and received from a federal judge an injunction, which blocked the Mexican government from exercising its put option. The ability of the Mexican government to exercise its put option has been suspended until the put lawsuit is resolved. Grupo TFM will vigorously defend its view that the Mexican government has not fulfilled the prescribed steps required to exercise its put rights. Although Grupo TFM believes that it will prevail in legal proceedings related to these matters, there can be no assurance that it will prevail. Further, the acquisition of the Mexican government’s interest and funding of this obligation could be affected by the outcome and settlement of TFM’s VAT dispute with the Mexican government.

Due to the uncertainties noted above, the accompanying pro forma financial statements do not reflect the impact of the acquisition of additional shares of TFM which could arise under the Put Agreement. If, following the consummation of the acquisition of Grupo TFM shares from Grupo TMM, the Company acquires the remaining shares of TFM held by the Mexican government pursuant to the Put Agreement, the accompanying pro forma financial statements would be generally impacted as follows. The excess of the purchase price over the carrying value of minority interest would be allocated to the assets and liabilities of Grupo TFM, based upon their fair values, with the likely impact being an increase to recorded amounts for long-lived assets, including intangibles, as presented herein. Additionally, the minority interest in earnings of Grupo TFM would be eliminated from the pro forma condensed consolidated income statement, offset by the costs of any debt financing incurred to finance the purchase and any increases in depreciation or amortization expense relating to the application of purchase accounting.

Note 19: VAT/Put Contingency

Pursuant to the terms of the Amended Acquisition Agreement, if the value of the consideration received by TFM in connection with the settlement of the VAT dispute (Note 17) equals or exceeds the amount payable pursuant to the Put Agreement (Note 18) KCS shall pay the sum of $110 million, reduced (but not below zero) by net cash paid relating to resolution of the VAT refund claim and adjusted for the impact of certain Mexican tax implications related to the resolution of the VAT refund claim. If the VAT Contingency Payment is made in the full amount of $110 million, it shall be paid as follows: (i) $35 million shall be paid in cash; (ii) $35 million shall be paid by delivery of that number of shares of KCS Common Stock as, valued at the VWP, shall be equal to $35 million, and (iii) $40 million shall be paid by deposit into escrow (the “VAT Escrow”) of a $40 million note, the residual of which shall be converted at the fifth anniversary of the closing date of the Acquisition or such earlier date as deemed appropriate by KCS in accordance with the terms of the Amended Acquisition Agreement into that number of shares of KCS Common Stock as, valued at the VWP, shall be equal to the remaining principal amount of the VAT Escrow as of such date. Per the Amended Acquisition Agreement, KCS may at its election deliver shares of KCS Common Stock valued at the VWP, in lieu of any portion of the cash payment. Any such payment would constitute additional consideration for the purchase of the interests of Grupo TMM and the Mexican government in Grupo TFM and as such, would impact amounts allocable to long-lived assets, including intangibles, as presented herein. Conversion of the cash amounts stated above will occur at the VWP 20 days prior to a measurement date.

In addition, KCS will pay to the Consulting Firm an additional $9 million as consideration for the Consulting Firm’s services to the Company in connection with the resolution of the VAT dispute and Put advisory services to the Company in connection with the advisory services to the Company relating to the Final Resolution of the VAT Claim and Put. The contingent payment can be settled in either shares of the Company’s stock or cash at the Company’s discretion. No provision has been made in the pro forma condensed consolidated financial statements for the payment of the contingency due to the uncertainty surrounding the Final Resolution of the VAT Claim and Put.

While it is uncertain if KCS will exercise its option to pay the full amount of the $119 million liability in shares, the number of shares that would have been issued at the December 21, 2004 VWP of $16.91 is 7,037,256.

Accounting for the Final Resolution of the VAT Claim and Put will be driven by the facts and circumstances of the resolution and would likely impact the financial statements as described in Notes 17 and 18, respectively. Because these amounts are uncertain, no provision has been made for such a settlement in the accompanying pro forma condensed consolidated financial statements. The following table provides additional proforma information as if the VAT/Put contingency were resolved at January 1, 2004 in order to illustrate potential impacts on net income and earnings per share for the year ended December 31, 2004. Because the share price will be determined using the VWP developed on a future date, a range of share prices and the related shares to be issued, if the Company chose to settle the amounts in shares, are presented.

Adjustment of Pro Forma Results for Impact of Settlement of the VAT/Put
Contingency

	Year Ended
	December 31, 2004
	Pro Forma	Adjusted
	(Amounts in millions) (1)
Consolidated pro forma net income available to Common Shareholders	$(1.6)	$(1.6)
Add: Income allocated to Minority Interest		1.0

Pro forma net income available to Common Shareholders	$(1.6)	$(0.6)

Shares Outstanding	80,715	87,752

Pro forma EPS available to Common Shareholders	$(0.02)	$(0.01)

Impact of share price on number of shares to be issued in settlement of the $119 million contingency and Diluted EPS as Adjusted

		Diluted Earnings Per
		Share (3)
VWP Price Range	Additional	Year Ended
(dollars)	Shares (2)	December 31, 2004
$11.91	9,991,604	$(0.01)
12.91	9,217,661	(0.01)
13.91	8,554,996	(0.01)
14.91	7,981,221	(0.01)
15.91	7,479,573	(0.01)
16.91	7,037,256	(0.01)
17.91	6,644,333	(0.01)
18.91	6,292,967	(0.01)
19.91	5,976,896	(0.01)
20.91	5,691,057	(0.01)
21.91	5,431,310	(0.01)

(1) Pro Forma column includes all aspects of the acquisition except the VAT contingency payment and the issue of shares for the Indemnity Escrow. Adjusted Column includes the VAT/Put contingency payment of $119 million converted to shares of 7,037,256 at the December 21, 2004 VWP of $16.91 per share and elimination of Minority Interest.

(2) Derived by dividing the amount of the VAT/Put settlement payable in stock of $119.0 million by the applicable “VWP”

(3) Based on adjusted net income available to Common Shareholders divided by Pro Forma shares outstanding plus “Additional Shares”

Note 20: Indemnity Escrow/Share Price Sensitivity

     As described in Note 5 above, the Indemnity Escrow Notes can be settled in cash or KCS shares at the discretion of KCS. Conversion of the net amount will occur at the VWP 20 days prior to April 1, 2007. Further, the Amended Acquisition Agreement provides for interest at an annual rate of 5% from the date of closing through the settlement date (approximately 2 years). Assuming no offsetting amounts and assuming two years of interest, the settlement amount would be $51.7 million. While it is uncertain if KCS will exercise its option to settle the notes in shares, the following table presents the number of shares at various price levels and impact on EPS as presented in the pro forma condensed consolidated financial statements.

Adjustment of Pro Forma Results for Impact of Settlement of the Indemnity Escrow Notes

	Year Ended
	December 31, 2004
	Pro Forma	Adjusted
	(Amounts in millions) (1)
Consolidated pro forma net income available to Common Shareholders	$(1.6)	$(1.6)
Add: Interest Expense on Escrow Note, net of tax		1.5

Pro forma net income available to Common Shareholders	$(1.6)	$(0.1)

Shares Outstanding	80,715	83,772

Pro forma EPS available to Common Shareholders	$(0.02)	$(0.00)

Impact of share price on number of shares to be issued in settlement of the $51.7 million Indemnity Escrow Notes and Diluted EPS as Adjusted

		Diluted Earnings Per
		Share (3)
VWP Price Range	Additional	Year Ended
(dollars)	Shares (2)	December 31, 2004
$11.91	4,340,890	$(0.01)
12.91	4,004,648	(0.01)
13.91	3,716,751	(0.01)
14.91	3,467,471	(0.01)
15.91	3,249,529	(0.01)
16.91	3,057,363	(0.01)
17.91	2,886,655	(0.01)
18.91	2,734,003	(0.01)
19.91	2,596,685	(0.01)
20.91	2,472,501	(0.01)
21.91	2,359,653	(0.01)

(1) Pro Forma column includes all aspects of the acquisition except the VAT contingency payment and the issue of shares for the Indemnity Escrow. Adjusted Column includes the issue of shares for the settlement of the Indemnity Escrow Notes of $51.7 million converted to shares of 3,057,363 at the December 21, 2004 VWP of $16.91 per share.

(2) Derived by dividing the amount of the VAT/Put settlement payable in stock of $51.7 million by the applicable “VWP”

(3) Based on adjusted net income available to Common Shareholders divided by Pro Forma shares outstanding plus “Additional Shares”

Note 21: Repurchase of Mexrail Shares by KCS

On August 16, 2004, the Company, Grupo TMM and TFM entered into a new Stock Purchase Agreement for the purchase by KCS of a 51% investment in Mexrail, Inc. for a total of approximately $32.7 million. The Mexrail shares were placed in a voting trust pending the approval of the Surface Transportation Board of KCS’ application for authority to exercise common control over The Texas-Mexican Railway Company, The Kansas City Southern Railway Company and the Gateway Eastern Railway Company. On November 29, 2004, the STB approved KCS’ application for authority to exercise common control over The Texas-Mexican Railway Company, The Kansas City Southern Railway Company and the Gateway Eastern Railway Company. The approval became final December 29, 2004 and control of the shares was transferred from the voting trust to KCS on January 1, 2005. The proforma financial statements include adjustments for the following items related to the Mexrail acquisition.

Pending the STB’s approval of common control, and for the year ended December 31, 2004, the Company recorded its ownership percentages in Mexrail as an equity investment in the pro forma condensed consolidated balance sheet. For the period from August 16, 2004 through December 31, 2004 the Company recorded its respective percentage of Mexrail’s earnings as equity earnings in the pro forma condensed consolidated income statement. Mexrail’s historical earnings for the period from August 1, 2004 through December 31, 2004 have been presented in the condensed consolidated income statement to give effect to consolidation of Mexrail for the full twelve month period presented. Accordingly, the condensed consolidated income statement for the twelve months ended December 31, 2004 reflects adjustments necessary to eliminate the equity in earnings derived from Mexrail.

As a result of the Mexrail transaction, TFM recognized a loss, net of tax and minority interest, of $4.2 million on the sale of 51% of its interest in Mexrail to KCS. Accordingly, the accompanying pro forma condensed consolidated income statement for December 31, 2004 includes the following adjustments to eliminate the loss on the Mexrail transaction: decrease in other expense of $12.2 million, decrease in tax benefit of $7.0 million and an increase in the minority interest of 1.0 million.

As a result of the STB approval, KCS recorded a pro forma adjustment of $31.4 million representing the purchase price of the remaining 49% of Mexrail. Because this transaction is between KCS and Grupo TFM, the pro forma condensed consolidated balance sheet reflects elimination of the intercompany receivable and payable as described in Note 11.

The pro forma condensed consolidating balance sheet includes adjustments necessary to reflect the acquisition of Mexrail as of December 31, 2004, resulting in an increase in property and equipment of $18.0 million calculated as follows:

Purchase price	$64.1
Mexrail book value of net assets acquired	53.0

Excess of purchase price over Mexrail book value of net assets acquired	11.1
Deferred Tax Liability assumed	6.9

Increase in Property and Equipment	$18.0

The Company has not completed a fair value appraisal of tangible or intangible assets as of this date. At the time those processes are completed, the allocation of the purchase price could change which could result in a change in the amortization period. For purposes of the pro forma condensed consolidated income, the amortization period is assumed to be equal to the remaining useful life of the underlying assets of Mexrail of 30 years and results in an increase in amortization expense of $0.6 million for the year ended December 31, 2004.

A change in the allocation of the purchase price to shorter lived assets would effect the amortization expense for the consolidated entity. A reduction in the useful life of the underlying assets from an average of 30 years to 20 years would increase amortization expense approximately $300.0 thousand per year.